Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator
Kirby 401(k) Plan:

We consent to the incorporation by reference in Registration Statement Nos. 333-129333 and 33-57625 on Form S-8 of our report dated June 28, 2019, appearing in this Annual Report on Form 11-K of the Kirby 401(k) Plan for the year ended December 31, 2018.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas
June 28, 2019